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                                                                      EXHIBIT 11

                    CATALINA LIGHTING, INC. AND SUBSIDIARIES

                                   EXHIBIT 11
          SCHEDULE OF COMPUTATION OF DILUTED EARNINGS (LOSS) PER SHARE

                                                               THREE MONTHS ENDED
                                                                  DECEMBER 31,
                                                         ----------------------------
                                                              1997           1996
                                                         -----------      -----------

Net income (loss) for diluted earnings per share         $  (381,000)     $    22,000
                                                         ===========      ===========

Weighted average number of common shares
  outstanding during the period                            7,105,000        7,064,000

Add:  common equivalent shares determined
      using the Treasury Stock method
      representing shares issuable upon exercise
      of stock options and warrants and shares
      issuable under contractual agreements                     --            496,000

                                                         -----------      -----------
Weighted average number of shares
  used in calculation of diluted earnings per share        7,105,000        7,560,000
                                                         ===========      ===========

Diluted earnings (loss) per share                        $     (0.05)     $      --
                                                         ===========      ===========
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NOTE

Subordinated notes convertible into 1,040,000 common shares were not included for 1997 and 1996 because their effect is anti-dilutive.